Exhibit 99.1

Dana Board Appoints Two New Directors

Virginia A. Kamsky and Steve Schwarzwaelder join Board

MAUMEE, Ohio – August 30, 2011 – The Board of Directors of Dana Holding Corporation (NYSE: DAN) has appointed two new directors, effective immediately. Virginia A. Kamsky, chairman and chief executive officer of Kamsky Associates, Inc., and Steve Schwarzwaelder, former Director of McKinsey & Company, were appointed to the Board and will stand for election by all shareholders at the 2012 Annual Shareholder Meeting.

“We are very pleased to add the strategic and international expertise that Virginia and Steve bring to our Board of Directors,” said Dana Chairman Keith Wandell.

Kamsky, 58, founded Kamsky Associates, a strategic advisory firm and one of the first American corporations licensed by the Chinese government to establish an office in Beijing, in 1980. Kamsky also served as an executive vice president of Foamex International, Inc, in various leadership roles at then-Chase Manhattan Bank, including as a credit and lending officer and as Second Vice President in charge of the Chase Corporate Division-China. Kamsky currently serves on the board of Spectrum Brand Holdings, Inc. and as a White House appointee on the Secretary of the Navy Advisory Panel. She also has been serving as Chairman of the Board of Trustees and Chief Executive Officer of the not-for-profit China Institute in America since 2003. She earned a Bachelor of Arts degree in East Asian Studies from Princeton University.

Schwarzwaelder, 55, joined McKinsey & Company in 1980, a global management consulting firm, and retired after 27 years of service. During his tenure at McKinsey, he was the Managing Director of the Cleveland, Pittsburgh, and Detroit Office, led its North American Operations Effectiveness Practice, provided oversight leadership to the Firm’s global functional practices, served on its Shareholders Council and Knowledge Committee, and was one of 6 members of the Managing Director’s Advisory Committee. At McKinsey, he primarily counseled industrial corporation CEOs in corporate and business unit strategy, mergers and acquisitions, operations, sales and marketing, and performance improvement programs. Schwarzwaelder graduated from Denison University in 1977 with a major in Economics and Phi Beta Kappa, and earned a Master of Business Administration from the University of Chicago.

About Dana Holding Corporation

Dana is a world leader in the supply of driveline products (axles, driveshafts, and transmissions), power technologies (sealing and thermal-management products), and genuine service parts for light- and heavy-duty vehicle manufacturers. The company’s customer base includes nearly every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 24,000 people in 26 countries and reported 2010 sales of $6.1 billion. For more information, please visit: www.dana.com.

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